                                                                   EXHIBIT 5.1

                                 Letterhead of
                     LANGE, SIMPSON, ROBINSON & SOMERVILLE





                                 June 20, 1994





Regions Financial Corporation
417 North 20th Street
Birmingham, Alabama 35203

Gentlemen:

         Regions Financial Corporation (the "Company"), a corporation organized and existing under and pursuant to the laws of the state of Delaware, proposes to issue and sell up to $100,000,000 face amount of its unsecured notes, bonds, debentures, or other evidences of indebtedness (the "Debt Securities"), under a trust indenture entered into between the Company and Bankers Trust Company ("the Trust Indenture").

         In connection with this proposal, we have examined the following documents and items:

                 The certificate of incorporation of the Company as most recently amended.

                 The by-laws of the Company as most recently amended.

                 The form of Trust Indenture as entered into between the Company and Bankers Trust Company, and a supplemental indenture proposed to be entered into between the Company and Bankers Trust Company.

                 Such documents evidencing the actions taken to date by the stockholders of the Company and the board of directors of the Company as we have considered necessary and appropriate to review in order to render this opinion.

         Based upon the foregoing and with regard to such legal considerations as we deem relevant to this opinion, it is our opinion that:

                 The Company has the corporate power and authority to issue the Debt Securities.

                 The Board of Directors has the authority to authorize the issuance of the Debt Securities and to establish the terms of the Debt Securities, including but not limited to (1) the specific title of the Debt Securities; (2) whether the Debt Securities are senior or subordinated; (3) the aggregate principal amount of the Debt Securities to be issued (but not exceeding ($100,000,000) (4) the denominations in which the Debt Securities are authorized to be issued; (5) any sinking fund provisions; (6) the percentage of the principal amount at which the Debt Securities will be issued; (7) the date on which the Debt Securities will mature; (8) the rate or rates per annum or the method for determining such rate or rates, if any, at which the Debt Securities will bear interest (which may be fixed or variable); (9) any premium payments; (10) the times at which any such interest will be payable; (11) any provisions relating to optional or mandatory redemption of the Debt Securities at the option of the Company or the holders of the Debt Securities or pursuant to sinking fund or analogous provisions; (12) any terms by which such Debt Securities may be convertible into common stock or other securities of the Company; (13) any provisions relating to the conversion or exchange of the Debt Securities into Debt Securities of another series; (14) the place or places at which the Company will make payments of principal (and premium, if any) and interest, if any, and the method of such payment; and (15) any additional covenants and events of default and the remedies with respect thereto not currently set forth in the Trust Indenture.

                 The approval of stockholders of the Company is not required for the issuance of the Debt Securities.

                 Issuance of the Debt Securities is not prohibited by and will not contravene any provision of the Certificate of Incorporation or the by-laws of the Company or any provision of the General Corporation Law of Delaware.

         In addition, it is our opinion that, upon (a) execution and delivery of the supplemental indenture (b) authorization, execution, and delivery of a board resolution or additional supplemental indenture, as contemplated by section 301 of the Trust Indenture, establishing the terms of the Debt Securities and the sales price thereof, (c) execution and delivery of the Debt Securities as contemplated by Section 303 of the Trust Indenture, (d) authentication of the Debt Securities as contemplated by Section 303 of the Trust Indenture, and (e) payment for the Debt Securities, the Debt Securities will be validly issued and will represent binding obligations of the

First Alabama Bancshares, Inc.
June 21, 1994
Page 3



Company.

         The binding effect of the Trust Indenture and the Debt Securities may be subject to or limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws affecting the rights of creditors generally.

         We consent to the inclusion of this opinion as an exhibit to the registration statement and to the reference to this firm in the prospectus under the caption "Legal Opinions".

                                                   Yours truly,